Exhibit 99.1

Compass Diversified Announces Sale of Ergobaby

Westport, Conn., December 30, 2024 – Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today the simultaneous entry into a definitive agreement (the “Agreement”) and completion of its sale of its majority-owned subsidiary, The Ergo Baby Carrier, Inc. (“Ergobaby”), to Highlander Partners, L.P. (“Highlander”), a Dallas-based private investment firm.
Proceeds from the transaction will be used to pay down debt and for general corporate purposes.
“We are proud of Ergobaby’s position as a global leader in premium juvenile products and are grateful for Jason and the team’s contributions over the years,” said Elias Sabo, CEO of Compass Diversified. “Looking ahead, we plan to use the proceeds from this sale to continue to acquire and manage innovative and disruptive brands, positioning our business for continued success and driving long-term shareholder value.”
Jason Frame, CEO of Ergobaby, commented: “We have been fortunate to work with the CODI team and thank them for their steadfast support. We are excited for our next chapter and feel we are well-positioned for continued success with Highlander.”
Robert W. Baird & Co acted as exclusive financial advisor and Gibson, Dunn & Crutcher LLP acted as legal counsel to CODI. Katten Muchin Rosenman LLP acted as legal counsel to Highlander.

About Compass Diversified
Since its IPO in 2006, CODI has consistently executed its strategy of owning and managing a diverse set of highly defensible, middle-market businesses across the industrial, branded consumer and healthcare sectors. The Company leverages its permanent capital base, long-term disciplined approach, and actionable expertise to maintain controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability. For more information, please visit compassdiversified.com.

FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements, including statements with regard to the expectations related to the sale of Ergobaby, use of proceeds and CODI’s future performance and business plans. Words such as "believes," "expects," “plan,” and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2023 and in other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations
Compass Diversified
irinquiry@compassdiversified.com

Gateway Group
Cody Slach
949.574.3860
CODI@gatewayir.com

Media Relations
Compass Diversified
mediainquiry@compassdiversified.com
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com